EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	April 29, 2005
(816) 781-4500

CCSB FINANCIAL CORP. ANNOUNCES PROFIT FOR

THE SECOND QUARTER COMPARED TO

A LOSS IN THE PREVIOUS YEAR

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net earnings of $16,000, or $.02 per share, for the second quarter of the fiscal year ending September 30, 2005, compared to a loss of $27,000 for the second quarter of the prior fiscal year. For the fiscal year to date, net earnings were $53,000, or $0.06 per share, for the six months ended March 31, 2005, compared to a loss of $12,000 for the six months ended March 31, 2004.

The improvement in net earnings is the result of an increase in net interest income and noninterest income. Net interest income increased $15,000, or 2.1%, for the three months ended March 31, 2005, compared to the three months ended March 31, 2004, and $56,000, or 4.1%, for the six months ended March 31, 2005, compared to the six months ended March 31, 2004. The increase in net interest income can be attributed to loan growth and an increase in noninterest-bearing transaction deposit accounts, which resulted in an improved net interest spread between interest-earning assets and interest-bearing liabilities. Noninterest income increased $34,000, or 59.6%, for the three-month period ended March 31, 2005, from the three-month period ended March 31, 2004. Noninterest income increased $74,000, or 65.9%, for the six-month period ended March 31, 2005, from the six-month period ended March 31, 2004. The increase is primarily due to the increase in the cash surrender value of bank owned life insurance. The bank owned life insurance was purchased after the March 31, 2004, reporting period.

Noninterest expense increased $4,000, or 0.5%, for the three months ended March 31, 2005, although the increase for the six-month period was greater. For the six-month period, noninterest expense increased $63,000, or 4.3%, for the period ended March 31, 2005, from the period ended March 31, 2004. Approximately half of the increase in the six-month period was due to higher compensation and benefits expense resulting from the expense of the Recognition and Retention Plan, which was in existence for only part of the six-month period ended March 31, 2004.

Basic and diluted earnings were $0.02 per share for the three months ended and $0.06 per share for the six months ended March 31, 2005, compared to a basic and diluted loss per share of $0.03 and $0.01 per share for the three and six months ended March 31, 2004, respectively. The Company has not purchased any shares under the plan to repurchase up to 50,000 shares, or approximately 5.2%, of outstanding common stock. The plan to repurchase was announced on January 31, 2005. President Davis stated, “During the past quarter, we believed it was better to utilize the capital to fund increasing loan demand, which was necessary to return and sustain profitability. Nevertheless, we will continue to look at repurchasing stock as a method of enhancing shareholder value.”

Total assets increased $4.9 million, or 5.5%, to $94.0 million at March 31, 2005, from $89.0 million at September 30, 2004. During this period net loans increased $6.8 million, or 11.4%. Premises and equipment also increased $701,000, due to the acquisition of land planned for a future branch site. The growth in loans and premises and equipment was primarily funded by a decrease in securities available-for-sale and through FHLB Advances.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company. At March 31, 2005, total stockholders’ equity was $14.5 million, or $15.00 per share based on total shares outstanding of 967,395.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.